Kirk J. Emge General Counsel - Legal Services 800 King Street · P.O. Box 231 Wilmington, DE 19899 Tel (302) 429-3526 Fax (302) 429-3801

April 6, 2004
Atlantic City Electric Company 800 King Street Wilmington, Delaware 19899
Ladies and Gentlemen:

               I am General Counsel of Atlantic City Electric Company, a New Jersey corporation (the "Company"), and have acted as counsel to the Company in connection with the offer and sale by the Company of $120,000,000 in aggregate principal amount of 5.80% Senior Notes due May 15, 2034 (the "Notes") under and pursuant to Registration Statement on Form S-3 (Registration No. 333-108861) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which was declared effective by the Securities and Exchange Commission (the "Commission") on February 13, 2004, the Prospectus, dated February 13, 2004, included in the Registration Statement and a Prospectus Supplement dated April 1, 2004 and filed with Commission pursuant to Rule 424(b) under the Act on April 5, 2004, and the Underwriting Agreement, dated April 1, 2004, between the Company and Banc One Capital Markets, Inc., Scotia Capital (USA) Inc., and Wachovia Capital Markets, LLC (the "Underwriting Agreement"). The Notes will be issued under an indenture, dated as of April 1, 2004, between the Company and The Bank of New York, as Trustee (the "Indenture").

               In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company's representatives.

               Based upon the foregoing, I am of the opinion that the Notes have been duly authorized for issuance and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture and delivered against payment of the purchase price therefor set forth in the Underwriting Agreement, will be duly and validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer,

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Atlantic City Electric Company April 6, 2004 Page 2
reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.
Very truly yours, /s/ KIRK J. EMGE Kirk J. Emge, Esq.

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